Exhibit 4.13

AMENDMENT No. 2 to MERGER AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”) to the Merger Agreement (as defined below), as amended, effective as of December 21, 2022 (the “Effective Date”), is entered into by and among American Well Corporation, a Delaware corporation (“Parent”), SilverCloud Health, LLC, a Delaware limited liability company (as successor-in-interest to SilverCloud Health Holdings, Inc.) (the “Company”), and Fortis Advisors, LLC (the “Securityholder Representative”), a Delaware limited liability company (collectively, the “Parties”). Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated July 28, 2021, by and among Parent, the Company, Shannon Merger Subsidiary, Inc., a Delaware corporation, Shannon Merger Sister Subsidiary, LLC, a Delaware limited liability company, and the Securityholder Representative (the “Merger Agreement”);

WHEREAS, the Parties previously entered into that certain Amendment No. 1 to Merger Agreement, effective as of May 11, 2022;

WHEREAS, pursuant to Section 11.03 of the Merger Agreement, the Merger Agreement may be amended with the prior written approval of the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Parties hereby agree as follows:

1.
Amendment.

The definition of “Bonus Escrow Fund” under Section 1.01 of the Merger Agreement shall be deleted in its entirety and replaced with the following language:

“Bonus Escrow Fund” means a Bonus Escrow Fund established pursuant to the Escrow Agreement to hold the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration to be issued pursuant to Section 2.02(k).

Section 2.10(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following language:

Within five (5) Business Days of December 21, 2022, Parent and the Securityholder Representative shall send a notice to the Escrow Agent directing the Escrow Agent to (i) distribute a portion of the Bonus Escrow Fund pursuant to the terms of Section 2.10(b) to the employees who hold Bonus Awards and have met all conditions to receive such Bonus Award (or with respect to whom any such conditions have been waived by the Senior Employee Team Member) and (ii) distribute the balance of the Bonus Escrow Fund to the

Paying Agent for distribution to the Effective Time Holders as Additional Merger Consideration. Notwithstanding anything to the contrary set forth herein, the Parties agree that the Bonus Escrow Fund shall be distributed in the manner set forth on Exhibit A hereto.

Section 2.10(b) of the Merger Agreement shall be deleted in its entirety and replaced with the following language:

Each employee identified on Schedule 2.02(k), in each case, who has remained an employee of any member of the Company Group or Parent as of December 21, 2022, shall receive from the Bonus Escrow Fund the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any, represented by the Bonus Award held by such employee, and an additional amount shall be distributed to Parent sufficient to satisfy the employer portion of any applicable FICA, Medicare or similar payroll Taxes associated therewith. If an employee identified on Schedule 2.02(k), has not remained an employee of any member of the Company Group or Parent as of December 21, 2022, the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any, represented by the Bonus Award held by such employee shall be distributed to the Effective Time Holders and shall be treated as Additional Merger Consideration provided that the Fully Diluted Company Share Number shall be calculated excluding the Bonus Share Number underlying such Bonus Award for purposes of distributing such Additional Per Share Merger Consideration.

2.
Miscellaneous.
a.
Except as expressly modified by this Amendment, the terms of the Merger Agreement (as amended) are hereby ratified and confirmed and shall continue in full force and effect.
b.
This Amendment shall be governed by the laws of Delaware, excluding its conflict of law rules, and shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
c.
This Amendment may be executed in any number of counterparts, by facsimile, PDF or other electronic format, each to be deemed an original and all of which taken together shall be one instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the day and year first above written.

AMERICAN WELL CORPORATION

By: _/s/ Brad Gay_____________________

Name: Brad Gay

Title: General Counsel

SILVERCLOUD HEALTH, LLC

By: _/s/ Brad Gay_____________________

Name: Brad Gay

Title: President

FORTIS ADVISORS, LLC

By: _/s/ Ryan Simkin___________________

Name: Ryan Simkin

Title: Managing Director